Exhibit 99.1

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2008 First Quarter Financial Results

ATLANTA, April 23, 2008 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2008.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2008, revenues increased 15.3 percent to $197,227,000 compared to $171,045,000 in the first quarter last year.  Revenues increased compared to the prior year primarily due to higher capacity of revenue-producing equipment placed in service during the last 12 months, partially offset by lower pricing for many of our services.  Operating profit for the quarter declined 42.2 percent to $25,441,000 compared to $43,985,000 in the prior year.  Net income was $14,757,000 or $0.15 diluted earnings per share, compared to $28,045,000 or $0.29 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $52,760,000 compared to $60,145,000 in the prior year, a decline of 12.3 percent. 1

Cost of services rendered and goods sold was $117,670,000, or 59.7 percent of revenues, during the first quarter of 2008, compared to $87,521,000, or 51.2 percent of revenues, in the prior year.  The increase in these costs was due to the variable nature of many of these expenses, including materials and supplies, compensation, and fuel and transportation.  As a percentage of revenues, cost of services rendered and goods sold also increased because of upward cost pressures for materials and supplies, personnel, and fuel, most of which could not be passed through to customers because of the current pricing and competitive environment.  Selling, general and administrative expenses increased by 9.6 percent in the first quarter of 2008 to $28,317,000 from $25,825,000 in the prior year.  This increase was due primarily to higher employment and other costs consistent with higher activity levels.  As a percentage of revenues, however, these costs decreased to 14.4 percent in 2008 compared to 15.1 percent last year due to positive cost leverage realized from the higher revenues.  Depreciation and amortization increased to $27,326,000 during the quarter, compared to $15,263,000 last year, due to the large amount of capital expenditures made during the last year.  Interest expense also increased, from $754,000 last year to $1,471,000 in 2008, due to a higher average balance on RPC’s revolving credit facility.

“This was an extremely difficult quarter from an operating standpoint,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  We experienced increased competition in most of our service lines and domestic geographic markets.  This negatively impacted our pricing and utilization.  Increased competition, along with high demand due to strong industry activity levels, caused difficulties in efficiently sourcing critical raw materials to perform customer jobs such as sand and other fracturing proppants.  We also experienced rising costs for recruiting and retaining personnel, as well as higher fuel costs to deliver and operate our equipment at customer job sites.  In most cases, we were unable to share these cost increases with our customers, which severely impacted our profitability during the quarter.  To address these situations we are in the process of securing additional supply sources, and evaluating other cost control measures.

Hubbell continued, “RPC’s revenues grew approximately 15 percent during the quarter as compared to the prior year, representing a higher growth rate than our domestic industry benchmarks, due to capacity added under our long-term growth plan.  The average domestic rig count during the first quarter was 1,770, a 2.1 percent increase compared to the same period in 2007.  The price of natural gas increased 20.4 percent, and the price of oil increased 67.3 percent.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st Quarter 2008 Press Release

“We made over $46 million in capital expenditures during the first quarter of 2008 and have re-evaluated our capital investment priorities based on the current competitive environment.  We had $169 million in debt outstanding under our revolving credit facility at the end of the first quarter and are continuing to manage the facility, and our cash flows and capital expenditures to maintain a strong balance sheet,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues rose 18.9 percent for the quarter compared to the prior year, driven by strong industry activity and increased capacity, partially offset by lower pricing for services.  Support Services revenues declined by 2.6 percent during the quarter compared to the prior year. This decrease was driven by slightly lower pricing in the rental tool service line, which is the largest service line within Support Services.  Operating profit declined in both segments, primarily due to increased depreciation, coupled with competitive pricing, and higher costs for fuel and materials and supplies.

	Three Months Ended March 31
	2008	2007
		(in thousands)
Revenues:
Technical services	$169,231	$142,307
Support services	27,996	28,738
Total revenues	$197,227	$171,045
Operating Profit:
Technical services	$20,687	$35,286
Support services	5,858	9,541
Corporate expenses	2,631	2,391
(Gain) on disposition of assets, net	(1,527)	(1,549)
Total operating profit	$25,441	$43,985
Other (Expense) / Income	(7)	897
Interest (Expense)	(1,471)	(754)
Interest Income	22	18

Income before income taxes	$23,985	$44,146

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

1st Quarter 2008 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our plans to secure additional sources and evaluate other cost control measures.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net

1st Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2008	2007	% BETTER (WORSE)
REVENUES	$197,227	$171,045	15.3%
COSTS AND EXPENSES:
Cost of services rendered and goods sold	117,670	87,521	(34.4)
Selling, general and administrative expenses	28,317	25,825	(9.6)
Depreciation and amortization	27,326	15,263	(79.0)
Gain on disposition of assets, net	(1,527)	(1,549)	(1.4)
Operating profit	25,441	43,985	(42.2)
Interest expense	(1,471)	(754)	(95.1)
Interest income	22	18	22.2
Other (expense) income, net	(7)	897	NM
Income before income taxes	23,985	44,146	(45.7)
Income tax provision	9,228	16,101	42.7
NET INCOME	$14,757	$28,045	(47.4	) %

EARNINGS PER SHARE
Basic	$0.15	$0.29	(48.3	) %
Diluted	$0.15	$0.29	(48.3	) %

AVERAGE SHARES OUTSTANDING
Basic	96,586	95,859
Diluted	98,091	98,386

1st Quarter 2008 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2008	2007
ASSETS
Cash and cash equivalents	$11,490	$3,987
Accounts receivable, net	173,912	162,895
Inventories	34,418	24,006
Deferred income taxes	4,594	4,629
Income taxes receivable	7,622	3,245
Prepaid expenses and other current assets	5,901	4,734
Total current assets	237,937	203,496
Property, plant and equipment, net	465,957	314,348
Goodwill	24,093	24,093
Other assets	9,372	5,706
Total assets	$737,359	$547,643

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$80,965	$59,702
Accrued payroll and related expenses	14,460	12,504
Accrued insurance expenses	4,909	3,691
Accrued state, local and other taxes	2,281	3,431
Income taxes payable	4,830	634
Other accrued expenses	513	433
Total current liabilities	107,958	80,395
Accrued insurance expenses	8,921	7,372
Notes payable to banks	169,050	79,450
Pension liabilities	5,070	5,242
Other long-term liabilities	1,413	1,443
Deferred income taxes	30,531	14,490
Total liabilities	322,943	188,392
Common stock	9,858	9,783
Capital in excess of par value	12,792	14,118
Retained earnings	394,244	340,861
Accumulated other comprehensive loss	(2,478)	(5,511)
Total stockholders' equity	414,416	359,251
Total liabilities and stockholders' equity	$737,359	$547,643

1st Quarter 2008 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.  We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.  A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter		% BETTER (WORSE)
	2008	2007

Reconciliation of Net Income to EBITDA
Net Income	$14,757	$28,045	(47.4	) %
Add:
Income tax provision	9,228	16,101	42.7
Interest expense	1,471	754	(95.1)
Depreciation and amortization	27,326	15,263	(79.0)
Less:
Interest income	22	18	22.2
EBITDA	$52,760	$60,145	(12.3	) %

EBITDA PER SHARE
Basic	$0.55	$0.63	(12.7	) %
Diluted	$0.54	$0.61	(11.5	) %